To the attention of Mr. Nicolas Metzke
(hereinafter the “Executive”)
July 25, 2006
Dear Nicolas,
we send you this letter further to our recent discussions with regard to your continuing appointment as general manager of Ciao France SAS (the “Company”), the terms of this present letter being applicable as from July 25, 2006 in complete replacement of the provisions of the letter dated August 1, 2005.
1.	Position of the Executive as corporate officer (mandataire social) of Ciao France SAS
You will continue to serve as General Manager (Directeur Général) of the Company. You will do so in addition to your functions as managing director of Ciao GmbH in Munich, Germany, pursuant to the letter agreement between you and Ciao GmbH signed today (the “Ciao GmbH Letter”).
As you are aware, as General Manager you will be a corporate officer within the Company and your position shall not be construed as an employment contract governed by French labor law or any other labor laws. We have understood that you have confirmed that no other employment agreement remains in force, whether or not suspended in its application.
2.	Duties
2.1 As General Manager of the Company, you will be entrusted with the general management of the Company.
2.2 The Executive shall, internally together with other members of the management of the Company, if any, conduct the business of the Company with the diligence of a prudent manager in accordance with all applicable laws, the Articles of Association of the Company, any management rules adopted by the Supervisory Body, the instructions of the sole shareholder, if applicable, and this Letter. He shall promote the interests of the Company and, to the extent consistent with the interests of the Company, the interests of all companies affiliated with the Company.
3.	Remuneration
The Executive shall receive from the Company an annual remuneration in the amount of € 60.000 (sixty thousand). This remuneration shall remain in effect until December 31, 2006, after which time it will be reviewed by the Supervisory Body for 2007 and each subsequent year.
3.1 The annual remuneration shall be payable in twelve equal installments at the end of each calendar month, after deduction of any amounts to be withheld under law. For any part of a calendar year or calendar month, payment shall be made only of an amount proportionate to such time.
Ciao France Adresse 18, rule Horace Vemet F-92130 Issy les Moulineaux, France
Tel : +33-(0)1-58 88 37 80 Fax : +33-(0)1-55 88 00 71 E-mail : info@ciao-group.com Web : www.ciao-group.com
SAS au capital de 100 000 euros - RCS Nanterre 429 627 839 - Siret : 429 627 839 000 47
- TVA intra-communautaire : FR 064 296 278 39

3.2 The remuneration provided for in this Section 3 shall be a compensation for all work of the Executive. Therefore, there shall be no additional compensation for overtime, holiday or other extra work.
3.3 All payments due under this letter shall be made by wire transfer to such bank account as shall be designated by the Executive from time to time and initially to his account no. 10070641504 using the IBAN FR76 1254 8029 9810 0706 4150 495 with Banque Axa Banque in Paris, France. Any costs of making such wire transfer shall be borne by the Company.
4.	Expenses
The Company shall reimburse necessary and appropriate expenses, including travel and business expenses in accordance with Company policy. As the case may be, proof for the expenses shall be provided in accordance with tax rules unless lump sum amounts can be reimbursed under tax law.
5.	Miscellaneous
In addition to the provisions of this letter, all provisions of the Ciao GmbH Letter as it may be amended from time to time shall apply to this present letter as if they were fully incorporated herein (with the “Company” being Ciao France SAS for purposes of such application) with the exception of the provisions of Section 3 (Remuneration), Section 4 (Expenses — Company Car – Housing), Section 9 (Non-Compete Clause) and Section 13 (Insurance). For the avoidance of doubt, this includes application to the present letter of Section 14.2 regarding applicable law and court jurisdiction.
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We trust that you will find these terms satisfactory. Please confirm your acceptance of the above terms by signing the enclosed duplicate of this Letter.
Best regards,
Ciao France SAS
By: Ciao Gmbh

/s/ Nicolas Metzke By: Nicolas Metzke, Managing Director
Accepted by Nicolas Metzke
On July 25, 2006

/s/ Nicolas Metzke Nicolas Metzke
Ciao France Adresse 18, rule Horace Vemet F-92130 Issy les Moulineaux, France
Tel : +33-(0)1-58 88 37 80 Fax : +33-(0)1-55 88 00 71 E-mail : info@ciao-group.com Web : www.ciao-group.com
SAS au capital de 100 000 euros - RCS Nanterre 429 627 839 - Siret : 429 627 839 000 47
- TVA intra-communautaire : FR 064 296 278 39